                             DISTRIBUTION AGREEMENT



                                     between



                      FISHER SCIENTIFIC INTERNATIONAL INC.


                                       and


                                PROCURENET, INC.




                                   dated as of


                                 March 29, 1999

                                TABLE OF CONTENTS

                                                                            Page

                                    ARTICLE I

                                   DEFINITIONS

                                   ARTICLE II

                            PRE-SPINOFF TRANSACTIONS;
                                CERTAIN COVENANTS


Section 2.01.  Corporate Restructuring Transactions ................           8
Section 2.02.  Certificate of Incorporation and Bylaws of ProcureNet           9
Section 2.03.  Election of Directors ...............................           9
Section 2.04.  Appointment of Officers .............................           9
Section 2.05.  Certain Provisions Relating to Assigned Agreements ..           9
Section 2.06.  Consents ............................................          10
Section 2.07.  State Securities Laws ...............................          10
Section 2.08.  Employees ...........................................          10
Section 2.09.  Ancillary Agreements ................................          11

                                   ARTICLE III

                                   THE SPINOFF


Section 3.01.  The Spinoff .........................................          11
Section 3.02.  Spinoff Procedures; Deferral of Record Date
               and Spinoff Date ....................................          11
Section 3.03.  Notice to NYSE ......................................          12
Section 3.04.  Mailing of Information Statement ....................          12
Section 3.05.  Distribution of ProcureNet Stock ....................          12
Section 3.06.  Conditions to the Spinoff ...........................          12
Section 3.07.  Actions to Be Taken Immediately After the Spinoff ...          14


                                   ARTICLE IV

                                    COVENANTS


Section 4.01.  Further Assurances ..................................          14
Section 4.02.  Assumption and Satisfaction of Liabilities ..........          14
Section 4.03.  Property Received ...................................          14
Section 4.04.  Transfers Not Effected Prior to the Spinoff;
               Transfers Deemed Effective as of the Spinoff Date....          14
Section 4.05.  No Representations or Warranties ....................          15
Section 4.06.  Removal of Certain Guarantees .......................          16

Section 4.07.  Public Announcements ................................          16
Section 4.08.  Termination of Intercompany Agreements ..............          16

                                    ARTICLE V

                              ACCESS TO INFORMATION
Section 5.01.  Access to Books and Records .........................          17
Section 5.02.  Reimbursement .......................................          17
Section 5.03.  Confidentiality .....................................          17
Section 5.04.  Witness Services ....................................          18
Section 5.05.  Retention of Books and Records ......................          18
Section 5.06.  Privileged Matters ..................................          19

                                   ARTICLE VI

                                    INSURANCE
Section 6.01.  General .............................................          20
Section 6.02.  Treatment of Reserves ...............................          20
Section 6.03.  Uninsured Retentions; Claims Management .............          20
Section 6.04.  Directors' and Officers' Insurance ..................          21

                                   ARTICLE VII

                                 INDEMNIFICATION
Section 7.01.  Indemnification by ProcureNet .......................          21
Section 7.02.  Procedures for Indemnification ......................          21
Section 7.03.  Adjustments for Insurance Proceeds ..................          22
Section 7.04.  Contribution ........................................          23
Section 7.05.  Remedies Cumulative .................................          23

                                  ARTICLE VIII

                                  MISCELLANEOUS

Section 8.01.  Termination .........................................          23
Section 8.02.  Expenses ............................................          23
Section 8.03.  Notices .............................................          24
Section 8.04.  Governing Law .......................................          24
Section 8.05.  Choice of Forum .....................................          24
Section 8.06.  Amendments; Waivers, etc. ...........................          25
Section 8.07.  Assignment ..........................................          25
Section 8.08.  Third Party Beneficiaries ...........................          25
Section 8.09.  Severability ........................................          25
Section 8.10.  Section Headings ....................................          25
Section 8.11.  Integration .........................................          26

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                                                                            Page

Section 8.12.  Counterparts ........................................          26
Section 8.13.  Coordination with Tax Sharing Agreement .............          26


SCHEDULES

Schedule I        ProcureNet Assets
Schedule II       ProcureNet Liabilities


EXHIBITS

EXHIBIT A      Borrower Security Agreement
EXHIBIT B      Chase Equity Agreement
EXHIBIT C      Credit Agreement
EXHIBIT D      Employee Benefits Agreement
EXHIBIT E      Fisher Warrant
EXHIBIT F      Guarantee Agreement
EXHIBIT G      Guarantor Security Agreement
EXHIBIT H      Intellectual Property Agreement
EXHIBIT I      Intercompany Note
EXHIBIT J      Investors' Agreement
EXHIBIT K      Pledge Agreement
EXHIBIT L      SCS Note
EXHIBIT M      Tax Sharing Agreement
EXHIBIT N      Transitional Services Agreement
EXHIBIT O      Warrant Agreement
EXHIBIT P      Amended and Restated Certificate of Incorporation of
               ProcureNet, Inc.
EXHIBIT Q      Amended and Restated Bylaws of ProcureNet, Inc.

                             DISTRIBUTION AGREEMENT


           THIS DISTRIBUTION AGREEMENT, dated as of March 29, 1999, between FISHER SCIENTIFIC INTERNATIONAL INC., a Delaware corporation ("Fisher"), and PROCURENET, INC., a Delaware corporation ("ProcureNet").

                                    RECITALS

           A. The Board of Directors of Fisher has deemed it appropriate and advisable to separate Fisher's procurement outsourcing services and supply chain management technology businesses by (a) having such businesses be owned by ProcureNet and (b) afterwards, distributing as a dividend to holders of stock of Fisher all of the stock of ProcureNet.

           B. Following such separation and distribution, Fisher will not own any stock of ProcureNet.

           C. The parties hereto desire to set forth the terms and conditions of such separation and distribution, including the principal corporate transactions required to effect the foregoing.

           NOW, THEREFORE, the parties hereby agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

           The following terms, as used herein, have the following meanings:

           "Agreement" means this Distribution Agreement, as it may be amended, supplemented or restated from time to time, together with all Exhibits and Schedules hereto.

           "Ancillary Agreements" means the Borrower Security Agreement, Chase Equity Agreement, the Credit Agreement, the Employee Benefits Agreement, the Fisher Warrant, the Guarantee Agreement, the Guarantor Security Agreement, the Intellectual Property Agreement, the Investors' Agreement, the Pledge Agreement, the Notes, the Subleases, the Tax Sharing Agreement, the Transitional Services Agreement, the Warrant Agreement, and all other agreements and instruments contemplated by Section 2.09.

           "Books and Records" means all books, records, manuals, agreements, financial data, customer and supplier lists, price lists, correspondence, distribution lists, supplier lists, production data, sales and promotional materials and records, purchasing materials and records, personnel records, manufacturing and quality control records and procedures, blue prints, research and development files, litigation files, computer files, microfiche, tape recordings and other materials (in any form or medium).

           "Borrower Security Agreement" means the security agreement, dated as of March 19, 1999, between SPS and Fisher, attached hereto as Exhibit A, as the same may be amended, supplemented or restated from time to time.

           "Chase Equity Agreement" means the agreement to be entered into between Chase Equity Associates, L.P. and ProcureNet, substantially in the form of Exhibit B, as the same may be amended, supplemented or restated from time to time.

           "Consents" has the meaning set forth in Section 2.06.

           "Corporate Restructuring Transactions" means the transactions to be undertaken prior to the Spinoff to separate the ProcureNet Business from the Fisher Business, as contemplated by Section 2.01.

           "Credit Agreement" means the $8 million credit agreement, dated as of March 19, 1999, between SPS as borrower and Fisher as lender, attached hereto as Exhibit C, as the same may be amended, supplemented or restated from time to time.

           "DGCL" means the Delaware General Corporation Law, in effect from time to time.

           "Distribution Agent" means ChaseMellon Shareholder Services, L.L.C., or such other trust company or bank designated by Fisher, to act as the agent responsible for the distribution of the ProcureNet Common Stock and the ProcureNet Series B Non-Voting Common Stock to the Holders in the Spinoff.

           "ECD" means the business known as Fisher's Electronic Commerce Division, consisting of the assets and Liabilities listed in Annex A to
      Schedule I.

           "Employee Benefits Agreement" means the Employee Benefits Agreement to be entered into between ProcureNet and Fisher, substantially in the form of Exhibit D, as the same may be amended, supplemented or restated from time to time.

           "Exchange Act" means the Securities Exchange Act of 1934, in effect from time to time.

           "Fisher" has the meaning set forth in the Introduction.

           "Fisher Business" means all of the business, operations and activities of Fisher and its Subsidiaries, except for the ProcureNet Business, as of the Spinoff Date.

           "Fisher Common Stock" means shares of common stock, par value $0.01 per share, of Fisher.

           "Fisher Group" means Fisher and its Subsidiaries immediately after the Spinoff.

           "Fisher Indemnitees" means Fisher and the other members of the Fisher Group and each of their respective past, present and future directors, officers, employees and agents.

           "Fisher Non-Voting Common Stock" means the shares of non-voting common stock, par value $0.01 per share, of Fisher established pursuant to the Certificate of Designation, dated January 20, 1998.

           "Fisher Series B Non-Voting Common Stock" means the shares of Series B non-voting common stock, par value $0.01 per share, of Fisher, established pursuant to the Certificate of Designation, dated on or about March 29, 1999.

           "Fisher Uninsured Retention" means, with respect to any claim under the Primary Casualty Program relating to Fisher Group Liability, any and all amounts which, under the operation of the Primary Casualty Program, the insured party or beneficiary shall be obligated to contribute (by means of the application of a deductible or payment under a reimbursement obligation, indemnity agreement, large loss rating agreement or other similar instrument) in respect of such claim to the appropriate insurance carrier or to a Person entitled to reimbursement or indemnity under contractual or other arrangements; provided that, for purposes of determining the amount of any Fisher Uninsured Retention, the benefits of application of any maximum premium limits, stop-loss aggregates, reimbursement or indemnity limits (or other provisions under the Primary Casualty Program which would have the effect of aggregating deductibles of self-insured retentions or limiting the indemnification or reimbursement amounts) shall be allocated appropriately to reduce the uninsured retentions of the ProcureNet Group and/or the Fisher Group.

           "Fisher Warrant" means the warrant issued by ProcureNet to Fisher, dated as of March 19, 1999, attached hereto as Exhibit E, as the same may be amended, supplemented or restated from time to time.

           "Governmental Authority" means any government, any political subdivision, any governmental agency, bureau, department, board or commission, any court or tribunal or any other governmental instrumentality, whether federal, state or local, domestic or foreign.

           "Group" means the ProcureNet Group or the Fisher Group.

           "Guarantee Agreement" means the guarantee agreement, dated as of March 19, 1999, between ProcureNet, SCS, SSI and Fisher, attached hereto as Exhibit F, as the same may be amended, supplemented or restated from time to time.

           "Guaranteed Fisher Liabilities" has the meaning set forth in Section 4.06(a).

           "Guaranteed ProcureNet Liabilities" has the meaning set forth in
      Section 4.06(a).

           "Guarantor Security Agreement" means the security agreement, dated as of March 19, 1999 between ProcureNet, SCS, SSI and Fisher, attached hereto as Exhibit G, as the same may be amended, supplemented or restated from time to time.

           "Holders" means the holders of record, as of the Record Date, of Fisher Common Stock, Fisher Non-Voting Common Stock and/or Fisher Series B Non-Voting Common Stock.

           "Indemnification Notice" has the meaning set forth in Section 7.02.

           "Indemnified Party" means any Person that is seeking indemnification or payment from ProcureNet pursuant to Section 7.01.

           "Information Statement" means the information statement to be sent to the Holders relating to ProcureNet and the Spinoff.

           "Intellectual Property Agreement" means the Software License Agreement to be entered into between ProcureNet and Fisher, substantially in the form of Exhibit H, as the same may be amended, supplemented or restated from time to time.

           "Intercompany Note" means the $5 million note, dated as of December 31, 1998, issued by SPS to Fisher, attached hereto as Exhibit I, as the same may be amended, supplemented or restated from time to time.

           "Investors' Agreement" means the Investors' Agreement to be entered into among ProcureNet and the other parties listed therein, substantially in the form of Exhibit J, as the same may be amended, supplemented or restated from time to time.

           "Law" means all laws, statutes and ordinances and all regulations, rules, orders, decrees and other pronouncements of Governmental Authorities.

           "Liabilities" means any debt, liability, obligation, responsibility, loss, damage (compensatory, punitive or other), fine, penalty, or sanction, whether absolute, contingent or otherwise.

           "Losses" means, with respect to any Person, any and all losses, liabilities, penalties, claims, damages, demands, costs and expenses (including reasonable attorneys' and accountants' fees and expenses) that are assessed or imposed upon, or incurred or suffered by, such Person, including reasonable attorneys' fees and expenses incurred in enforcing any judgment, order, proclamation or other decision of any Governmental Authority or arbitration tribunal. Notwithstanding the foregoing, "Losses" of a Person shall exclude punitive and consequential damages incurred or suffered by such Person but shall include amounts paid or required to be paid by such Person as punitive or consequential damages to another Person.

           "Notes" means the Intercompany Note and the SCS Note.

           "NYSE" means the New York Stock Exchange.

           "Person" means an individual, corporation, trust, joint venture, association, partnership or other entity, or any governmental or political subdivision or an agency or instrumentality thereof.

           "Pledge Agreement" means the pledge agreement, dated as of March 19, 1999, between SPS, ProcureNet and Fisher, attached hereto as Exhibit K, as the same may be amended, supplemented or restated from time to time.

           "Primary Casualty Program" means, collectively, the series of programs pursuant to which various insurance carriers have provided and are providing insurance coverage to Fisher Entities with respect to known or unknown claims relating to workers' compensation, automobile liability, general liability, products liability and umbrella liabilities. Fisher Entities shall consist of Fisher; Subsidiaries of Fisher; all Persons, businesses and facilities acquired by Fisher or its Subsidiaries; and all Persons, businesses and facilities sold or otherwise divested by Fisher and its Subsidiaries, including all discontinued or abandoned businesses or facilities.

           "Privilege" has the meaning set forth in Section 5.06(a).

           "Privileged Information" has the meaning set forth in Section
      5.06(a).

           "ProcureNet" has the meaning set forth in the Introduction.

           "ProcureNet Assets" means the assets, properties and rights set forth on Schedule I.

           "ProcureNet Business" means the business, operations and activities of the procurement outsourcing services and supply chain management technology businesses of Fisher and its Subsidiaries as of the Spinoff Date, as described in the Information Statement.

           "ProcureNet Common Stock" means shares of common stock, par value $0.01 per share, of ProcureNet.

           "ProcureNet Group" means ProcureNet and its Subsidiaries immediately after the Spinoff.

           "ProcureNet Liabilities" means the Liabilities set forth on Schedule II.


           "ProcureNet Series A Non-Voting Common Stock" means shares of Series A non-voting common stock, par value $0.01 per share, of ProcureNet.

           "ProcureNet Series B Non-Voting Common Stock" means shares of Series B non-voting common stock, par value $0.01 per share, of ProcureNet.

           "ProcureNet Uninsured Retention" means, with respect to any claim under the Primary Casualty Program relating to a ProcureNet Liability, any and all amounts which, under the operation of the Primary Casualty Program, the insured party shall be obligated to contribute (by means of the application of a deductible or payment under a reimbursement obligation, indemnity agreement, large loss rating agreement or other similar instrument) in respect of such claim to the appropriate insurance carrier or to a Person entitled to reimbursement or indemnity under contractual or other arrangements; provided that, for purposes of determining the amount of any ProcureNet Uninsured Retention, the benefits of application of any maximum premium limits, stop-loss aggregates, reimbursement or indemnity limits (or other provisions under the Primary Casualty Program which would have the effect of aggregating deductibles of self-insured retentions or limiting the indemnification or reimbursement amounts) shall be allocated appropriately to reduce the uninsured retentions of the ProcureNet Group and/or the Fisher Group).

           "Record Date" means the close of business on the date established by the Board of Directors of Fisher for the purpose of determining the holders of record of Fisher Common Stock, Fisher Non-Voting Common Stock and Fisher Series B Non-Voting Common Stock entitled to receive ProcureNet Common Stock and ProcureNet Series

      B Non-Voting Common Stock in the Spinoff. Subject to Section 3.02, the Board of Directors of Fisher has established March 30, 1999 as the Record Date.

           "SCS" means Structured Computer Systems, Inc., a Connecticut corporation.

           "SCS Note" means the $9 million note payable to Fisher, originally issued by ProcureNet on January 14, 1999, and subsequently assumed by SPS in connection with the Corporate Restructuring Transactions, which note was issued in connection with the purchase of SCS and is attached hereto as Exhibit L, as the same may be amended, supplemented or restated from time to time.

           "Spinoff" means the distribution of the ProcureNet Common Stock and the ProcureNet Series B Non-Voting Common Stock to the Holders, as contemplated by this Agreement and more fully described in the Information Statement.

           "Spinoff Date" means such date established by the Board of Directors of Fisher as the date on which the Spinoff shall be effected. Subject to
      Section 3.02, the Board of Directors of Fisher has established April 15, 1999 as the Spinoff Date.

           "SPS" means Strategic Procurement Services, Inc., a Delaware corporation.

           "SSI" means SourceSys, Inc., a Delaware corporation.

           "Subleases" means (a) the subleases to be executed by Fisher and ProcureNet relating to properties located at: (i) 600 Business Center Drive, Pittsburgh, PA 15205; (ii) 9999 Veterans Memorial Drive, Houston, Texas 77038; and (iii) 22745 Savi Ranch Parkway, Yorba Linda, California 92887; and (b) subleases to be executed by ProcureNet and other parties relating to properties located at: (i) 2 Madison Road, Fairfield, New Jersey 07004-2381; and (ii) 30 Tower Lane, Avon, Connecticut 06001 and
      (iii) 3375 Koapaka Suite F220-24, Honolulu, Hawaii 96819.

           "Subsidiary" means any corporation, partnership, limited liability company, joint venture or other entity (i) in which another Person owns, directly or indirectly, ownership interests sufficient to elect a majority of the Board of Directors (or Persons performing similar functions) (irrespective of whether at the time any other class or classes of ownership interest of such corporation, partnership, limited liability company, joint venture or other entity shall or might have such voting power upon the occurrence of any contingency) or (ii) of which another Person is a general partner or an entity performing similar functions (e.g., a trustee or managing member).

           "Tax" or "Taxes" means any federal, state, local, foreign or other income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales (including, but not limited to, bulk sales), use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including, but not limited to, taxes under section 59A of the Code), real property, personal property, ad valorem, intangibles, rent, occupancy, license, utilities, occupational, employment, unemployment insurance, social security, disability, workers' compensation, payroll, health care, withholding, estimated or other similar tax, duty or other governmental charge or assessment or deficiencies thereof, including, but not limited to, all interest and penalties thereon and additions thereto whether disputed or not.

           "Tax Sharing Agreement" means the Tax Sharing Agreement to be entered into between ProcureNet and Fisher, substantially in the form of Exhibit M, as the same may be amended, supplemented or restated from time to time.

           "Transitional Services Agreement" means the Transitional Services Agreement to be entered into between ProcureNet and Fisher, substantially in the form of Exhibit N, as the same may be amended, supplemented or restated from time to time.

           "Warrant Agreement" means the Common Stock Warrant Acquisition Agreement to be entered into among ProcureNet and the other parties listed therein, substantially in the form of Exhibit O, as the same may be amended, supplemented or restated from time to time.


                                   ARTICLE II

                            PRE-SPINOFF TRANSACTIONS;
                                CERTAIN COVENANTS

           Section 2.01. Corporate Restructuring Transactions. (a) On or prior to the Spinoff Date (but in all events prior to the Spinoff), each of the parties shall, and each shall cause other members of its Group to, take such actions as are necessary or desirable so that the ProcureNet Business (including all ProcureNet Assets and ProcureNet Liabilities) shall be owned or held, directly or indirectly, by ProcureNet. Without limiting the generality of the forgoing, in order to effect the foregoing separation, the parties shall, and each shall cause other members of its Group to, effect and consummate the following distributions, contributions, transfers and other transactions and such other distributions, transfers, contributions and other transactions as the parties agree upon:

           (i) Fisher Scientific Company L.L.C., a Delaware limited liability company, shall distribute all assets and Liabilities of ECD to Fisher.

           (ii) Fisher shall contribute to ProcureNet (x) all assets and Liabilities of ECD and (y) 73.15% of the capital stock of SSI.

           (iii)ProcureNet shall contribute to SPS (w) the assets and Liabilities of ECD, (x) 73.15% of the capital stock of SSI, (y) all of the capital stock of SCS and (z) the SCS Note.

           (b) As of the Spinoff Date, the ProcureNet Group shall be deemed to have acquired (or, as applicable, retained) complete and sole beneficial ownership over all of the ProcureNet Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have assumed in accordance with this Agreement all of the ProcureNet Liabilities, and all duties, obligations and responsibilities incident thereto.

           Section 2.02. Certificate of Incorporation and Bylaws of ProcureNet. On or prior to the Spinoff Date (but in all events prior to the Spinoff), ProcureNet and Fisher shall each take all necessary actions to amend and restate the certificate of incorporation and bylaws of ProcureNet so that, as of the Spinoff Date, the certificate of incorporation and bylaws of ProcureNet will be substantially in the forms set forth in Exhibits P and Q, respectively.

           Section 2.03. Election of Directors. On or prior to the Spinoff Date, ProcureNet and Fisher shall take all necessary action so that as of the Spinoff Date the composition of the Board of Directors of ProcureNet shall be as set forth in the Information Statement.

           Section 2.04. Appointment of Officers. On or prior to the Spinoff Date, ProcureNet and Fisher shall take all necessary actions so that, as of the Spinoff Date, ProcureNet will have the executive officers set forth in the Information Statement.

           Section 2.05. Certain Provisions Relating to Assigned Agreements. (a) Subject to the provisions of Section 2.05(c), any agreement, commitment or understanding to which any member of the ProcureNet Group or the Fisher Group is a party that inures to the benefit of both the ProcureNet Business and the Fisher Business shall be assigned in part, at the expense and risk of the assignee, on or prior to the Spinoff Date or as soon as reasonably practicable thereafter, so that each party (or other members of such party's Group) shall be entitled to the rights and benefits inuring to its business under such agreement, commitment or understanding, except as otherwise specifically contemplated by any Ancillary Agreement.

           (b) The assignee of any agreement, commitment or understanding assigned, in whole or in part, under this Agreement (an "Assignee") shall, as a condition to such assignment, assume and agree to pay, perform, and fully discharge all obligations of the assignor under such agreement, commitment or understanding (whether such obligations arose or were incurred prior to, on or subsequent to the Spinoff Date and irrespective of whether such obligations have been asserted as of the Spinoff Date) or, in the case of a partial assignment under Section 2.05(a), such Assignee's related portion of such obligations as determined in accordance with the terms of the relevant agreement, where determinable on the face thereof, and otherwise as determined in accordance with the practice of the parties prior to the Spinoff. Furthermore, the Assignee shall use its reasonable efforts to cause the assignor of such agreement, commitment or understanding to be released from its obligations under the assigned agreement, commitment or understanding (or in the case of partial assignment Section 2.05(a), to the extent such agreement, commitment or understanding is assigned).

           (c) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any agreement, commitment or understanding in whole or in part, or any rights thereunder if the agreement to assign or attempt to assign, without the consent of a third party, would constitute a breach thereof or in any way adversely affect the rights of the Assignee thereof until such consent is obtained. If an attempted assignment thereof would be ineffective or would adversely affect the rights of any party hereto so that the Assignee would not, in fact, receive all such rights, the parties hereto will cooperate with each other to effect any arrangement designed reasonably to provide for the Assignee the benefits of, and to permit the Assignee to assume liabilities under, any such agreement, commitment or understanding.

           Section 2.06. Consents. The parties hereto shall use their best efforts to obtain all consents and approvals of other Persons (including consents and approvals of, and filings with and notices to, any Governmental Authority) required to consummate the Spinoff, the Corporate Restructuring Transactions and the other transactions contemplated by this Agreement or any Ancillary Agreement (the "Consents").

           Section 2.07. State Securities Laws. Prior to the Spinoff Date, the parties shall take all such action as may be necessary or desirable under the securities laws of states of the United States or of other jurisdictions in order to effect the Spinoff, including to permit the distribution of the ProcureNet Common Stock in the Spinoff and the continuance of sales and dealings therein.

           Section 2.08. Employees. Except as otherwise specifically contemplated by any Ancillary Agreement or agreed upon by the parties, (i) Fisher shall, and shall cause other members of the Fisher Group to, use all reasonable efforts to cause the employees engaged in the ProcureNet Business but employed by members of the Fisher Group to make available their employment services to the ProcureNet Group as of the Spinoff Date, and (ii) members of the ProcureNet Group shall offer employment to such employees, as of the Spinoff Date, at wage or salary levels and with employee benefits that are in the aggregate substantially equivalent to and not less favorable to such employees than those currently provided to such employees prior to the Spinoff Date. Notwithstanding the above, any employee not otherwise specifically designated as an


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
employee of the ProcureNet Group that provides services to both the Fisher Group and the ProcureNet Group shall remain an employee of the Fisher Group as of the Spinoff Date.

           Section 2.09. Ancillary Agreements. (a) On or prior to the Spinoff Date, each of the parties shall, and (where applicable) shall cause other members of its Group to, execute and deliver, the Employee Benefits Agreement, the Intellectual Property Agreement, the Subleases, the Tax Sharing Agreement and the Transitional Services Agreement.

           (b) On or prior to the Spinoff Date, each of the parties shall, and (where applicable) shall cause other members of its Group to, execute and deliver such other agreements and instruments as are necessary or appropriate to effect and consummate the Corporate Restructuring Transactions, the transfer of the ProcureNet Assets to members of the ProcureNet Group and the assumption of ProcureNet Liabilities by members of the ProcureNet Group.


                                   ARTICLE III

                                   THE SPINOFF

           Section 3.01. The Spinoff. Upon the terms and subject to the conditions of this Agreement, ProcureNet and Fisher shall effect and consummate the Spinoff in accordance with this Agreement and as described in the Information Statement.

           Section 3.02. Spinoff Procedures; Deferral of Record Date and Spinoff Date. Fisher's Board of Directors may (in its sole discretion and subject to and in accordance with the provisions of the Exchange Act and the rules and regulations promulgated therein, rules of the NYSE and provisions of the DGCL) abandon the Spinoff, change the Record Date and the Spinoff Date and amend or modify the terms and conditions of the Spinoff and any procedures relating to the Spinoff (including the procedures set forth in this Agreement). Without limiting the generality of the foregoing, if all the conditions precedent to the Spinoff set forth in this Agreement have not theretofore been fulfilled or waived, or Fisher does not reasonably anticipate that they will be fulfilled or waived, on or prior to the date established as the Spinoff Date, Fisher may, by resolution of its Board of Directors (or a committee thereof, so authorized), defer the Spinoff Date to a later date. If Fisher's Board of Directors (or a committee thereof, so authorized) so defers the Spinoff Date after the public announcement of the Spinoff Date, if required by the rules of the NYSE, Fisher shall promptly thereafter issue a public announcement regarding such deferment and shall take such other actions as may be deemed necessary or desirable with respect to the dissemination of such information.

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
           Section 3.03. Notice to NYSE. Fisher shall, to the extent possible, give the NYSE not less than ten days advance notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act.

           Section 3.04. Mailing of Information Statement. As soon as practicable after Fisher's Board of Directors has determined the Record Date, ProcureNet and Fisher shall mail or otherwise disseminate the Information Statement to the Holders.

           Section 3.05. Distribution of ProcureNet Stock. (a) Upon the terms and subject to the conditions of this Agreement, on or before the Spinoff Date but effective immediately following the close of business on the Spinoff Date, Fisher shall:

           (i) deliver to the Distribution Agent, for the benefit of the Holders of Fisher Common Stock and Fisher Non-Voting Common Stock, the share certificate or share certificates representing the ProcureNet Common Stock;

           (ii) deliver to the Distribution Agent, for the benefit of the Holders of Fisher Series B Non-Voting Common Stock, the share certificate or share certificates representing the ProcureNet Series B Non-Voting Common Stock.

           (iii) instruct the Distribution Agent to distribute promptly to each Holder (A) one share of ProcureNet Common Stock for (x) every one share of Fisher Common Stock held by such Holder on the Record Date and (y) every one share of Fisher NonVoting Common Stock held by such Holder on the Record Date; and (B) one share of ProcureNet Series B Non-Voting Common Stock for every one share of Fisher Series B Non-Voting Common Stock held by such Holder on the Record Date.

           (b) ProcureNet shall provide, or cause to be provided, to the Distribution Agent sufficient certificates representing ProcureNet Common Stock and ProcureNet Series B Non-Voting Common Stock in such denominations as the Distribution Agent may request in order to effect the Spinoff. All shares of ProcureNet Common Stock and ProcureNet Series B Non-Voting Common Stock issued pursuant to the Spinoff shall be validly issued, fully paid and nonassessable and free of any preemptive (or similar) rights.

           Section 3.06. Conditions to the Spinoff. The consummation of the Spinoff shall be subject to the fulfillment, or waiver by ProcureNet and Fisher, on or prior to the Spinoff Date, of each of the following conditions:

           (a) No Litigation. No action or proceeding shall be pending by any Person on the Spinoff Date before any Governmental Authority to restrain, enjoin or otherwise prevent the consummation of the Spinoff or the other transactions contemplated by this Agreement or any Ancillary Agreement or to recover any material damages or to obtain other material relief as a result of the Spinoff.

           (b) No Prohibitions. No Law shall be enacted, issued, promulgated or proposed (whether temporary, preliminary or pending) that would restrict, prevent or prohibit consummation of the Spinoff or the other transactions contemplated by this Agreement or any Ancillary Agreement or would have a material adverse effect on the condition (financial or otherwise), properties, business, results of operations or prospects of the ProcureNet Group or the Fisher Group.

           (c) Consents from Governmental Authorities. The parties shall have obtained all required Consents, the failure of which to obtain would, in the opinion of Fisher, have a material adverse effect on the condition (financial or otherwise), properties, business, results of operations or prospects of the ProcureNet Group or the Fisher Group, and such Consents shall be in full force and effect.

           (d) Section 170 of DGCL. The Board of Directors of Fisher shall have received a report of an independent appraiser, in form and substance reasonably satisfactory to the Board of Directors of Fisher, confirming that Fisher's surplus is sufficient to permit, without violation of
      Section 170 of the DGCL, the distribution of the stock of ProcureNet.

           (e) Indenture. Fisher shall have received a report of an independent appraiser, in form and substance reasonably satisfactory to the Board of Directors of Fisher, regarding the amount of the dividend to be distributed in the Spinoff in order for Fisher to confirm that the Spinoff will not result in a breach of Section 4.4 of the Indenture, dated as of January 21, 1998, between Fisher and State Street Bank and Trust Company (as trustee), for Fisher's 9% Senior Subordinated Notes due 2008.

            (f) Amendment to Fisher Credit Agreement. Fisher shall have obtained all required amendments and consents to the Credit Agreement dated as of January 21, 1998 (as previously amended), among Fisher, The Chase Manhattan Bank (as administrative agent) and the other parties listed therein, to permit the Corporate Restructuring Transactions, the Spinoff and the other transactions contemplated by this Agreement and the Ancillary Agreements, in form and substance reasonably satisfactory to the Board of Directors of Fisher.

           (g) Mailing of Information Statement. The Information Statement shall have been mailed or otherwise disseminated to the Holders.

           (h) Certain Ancillary Agreements. Each of the parties thereto shall have executed and delivered the Chase Equity Agreement, the Investors' Agreement and the Warrant Agreement.

           (i) Covenants. Each of the parties shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed on or prior to the Spinoff Date.

           Section 3.07. Actions to Be Taken Immediately After the Spinoff. Promptly after the Spinoff, ProcureNet shall (i) convert the shares of ProcureNet Common Stock that Chase Equity Associates, L.P. receives in the Spinoff into shares of ProcureNet Series A Non-Voting Common Stock in accordance with the Chase Equity Agreement; and (ii) issue the warrants pursuant to the Warrant Agreement.


                                   ARTICLE IV

                                    COVENANTS

           Section 4.01. Further Assurances. Each of the parties shall use all reasonable efforts to (i) execute and deliver such instruments and documents as the other party may reasonably request in order to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, and (ii) take or cause to be taken all actions, and do or cause to be done all other things, necessary or desirable to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

           Section 4.02. Assumption and Satisfaction of Liabilities. Except as otherwise specifically contemplated by any Ancillary Agreement, from and after the Spinoff Date, ProcureNet shall, and shall cause other members of the ProcureNet Group to, assume, pay, perform and discharge all ProcureNet Liabilities in accordance with their terms as and when they become due and otherwise in accordance with the practice of the parties prior to the Spinoff.

           Section 4.03. Property Received. Except as otherwise specifically contemplated by any Ancillary Agreement, from and after the Spinoff Date, each of ProcureNet and Fisher shall, and shall cause other members of its Group to, promptly transfer to the appropriate member of the other's Group (as directed by ProcureNet or Fisher, as the case may be) any property received that is an asset of the other. Except as otherwise specifically contemplated by any Ancillary Agreement, if a party or a member of such party's Group receives any funds upon the payment of accounts receivable that belong to the other Group, such party shall or shall cause to be transferred to the appropriate member of the other's Group (as directed by ProcureNet or Fisher, as the case may be) such funds by wire transfer not more than 30 days after receipt thereof.

           Section 4.04. Transfers Not Effected Prior to the Spinoff; Transfers Deemed Effective as of the Spinoff Date. To the extent that any transfers contemplated by Article II are not consummated prior to the Spinoff, the parties shall cooperate (and shall cause other members of their Group to cooperate) to effect such transfers as promptly as practicable following the Spinoff. Nothing herein shall be deemed to require the transfer of any assets or the assumption of any Liabilities (including any authorizations, approvals or consents of, or licenses granted by, any Governmental Authority) which by their terms or operation of Law cannot be transferred or assumed; provided that the parties shall cooperate (and shall cause the other members of their Group to cooperate) to seek to obtain any necessary consents or approvals for the transfer of all assets and Liabilities contemplated to be transferred pursuant to this Article II. If any such transfer of assets or Liabilities has not been consummated, after the Spinoff Date the party retaining such asset or Liability (or, as applicable, other members of such party's Group) shall hold such asset in trust for the use and benefit of the party entitled thereto (at the expense of the party entitled thereto) or retain such Liability for the account of the party by whom such Liability is to be assumed pursuant hereto, as the case may be, and take such other action as may be reasonably requested by the party to whom such asset is to be transferred or by whom such Liability is to be assumed, as the case may be, in order to place such party, insofar as is reasonably possible, in the same position as would have existed had such asset or Liability been transferred or assumed as contemplated hereby. As and when any such asset or Liability becomes transferable or assumable, such transfer shall be effected forthwith.

           Section 4.05. No Representations or Warranties. (a) Each of the parties understands and agrees that no party hereto is (whether in this Agreement, in any Ancillary Agreement or otherwise) making any representation or warranty, express, implied or otherwise, including any representation or warranty as to (i) the assets, businesses or liabilities retained, transferred or assumed, (ii) any consents, authorizations or approvals of third parties (including Governmental Authorities) required for the transfer or assumption by such party of any asset or Liability, (iii) the value of any asset or freedom of any asset from any lien, claim, equity, encumbrance or other security interest or adverse claim, (iv) the absence of any defenses or right of set off or freedom from counterclaim with respect to any claim or asset, or (v) the legal sufficiency to convey title to any asset.

           (b) Each party hereto understands and agrees that there are no representations or warranties, express, implied or otherwise, as to the merchantability or fitness of any of the assets either transferred to or retained by the ProcureNet Group pursuant to this Agreement or any Ancillary Agreement, and all such assets so transferred or retained shall be transferred or retained on an "AS IS, WHERE IS" basis, and the member of the ProcureNet Group to whom any such assets are transferred, or who retains assets, shall bear the economic and legal risk that any conveyances of such assets shall prove to be insufficient or that the title of such party or any other member of the ProcureNet Group to any such assets shall be other than good and marketable and free and clear of any lien, claim, encumbrance or other security interest or adverse claim.

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
           Section 4.06. Removal of Certain Guarantees. (a) ProcureNet shall use all reasonable efforts (excluding payment of money) to obtain, as promptly as practicable after the Spinoff Date, the release of members of the Fisher Group from their obligations regarding the ProcureNet Liabilities on which any member of the Fisher Group is an obligor by reason of any guarantee of obligations for borrowed money, including obligations evidenced by bonds, debentures or other similar instruments and obligations under acceptance, letter of credit or similar facilities (the "Guaranteed ProcureNet Liabilities"). Fisher shall use all reasonable efforts (excluding the payment of money) to obtain, as promptly as practicable after the Spinoff Date, the release of members of the ProcureNet Group from their obligations with respect to any Liabilities of Fisher on which any member of the ProcureNet Group is an obligor by reason of any guarantee of obligations for borrowed money, including obligations evidenced by bonds, debentures or other similar instruments and obligations under acceptance, letter of credit or similar facilities (the "Guaranteed Fisher Liabilities").

           (b) No member of the ProcureNet Group or Fisher Group shall extend the term of any Guaranteed Fisher Liabilities or Guaranteed ProcureNet Liabilities, as the case may be, or modify any such guaranteed liability in any way that would increase the liability guaranteed thereunder unless the guarantee of Fisher or ProcureNet or of the member of such Group, as the case may be, is released as to any extended or released liability of obligations under such guaranteed liabilities or the other party otherwise consents in writing. If a member of the ProcureNet Group or the Fisher Group is required to pay, as guarantor, any Guaranteed Fisher Liabilities or Guaranteed ProcureNet Liabilities, as the case may be, such Person (as the case may be) will be entitled to all the rights of the payee in any property of the other party pledged as security for such guaranteed liabilities.

           Section 4.07. Public Announcements. ProcureNet and Fisher shall cooperate and consult with each other before issuing any press release or otherwise making any public statement or announcement regarding the Spinoff and the transactions contemplated hereby, and shall not issue any such press release or otherwise make any such public statement or announcement without the prior consent of the other party, which shall not be unreasonably withheld; provided that a party may, without the prior consent of any other party, issue such press release or otherwise make such public statement or announcement as may be required by Law or the rules of the NYSE if it has used all reasonable efforts to consult with such other party and to obtain its consent but has been unable to do so in a timely manner.

           Section 4.08. Termination of Intercompany Agreements. Effective as of the consummation of the Spinoff, all agreements between any member of the ProcureNet Group, on the one hand, and any member of the Fisher Group, on the other hand, shall be deemed terminated, except for this Agreement and the Ancillary Agreements and except as otherwise specifically contemplated by this Agreement or any Ancillary Agreement.

                                    ARTICLE V

                              ACCESS TO INFORMATION

           Section 5.01. Access to Books and Records. Except to the extent otherwise specifically contemplated by this Article V or any Ancillary Agreement, from and after the Spinoff Date, each of ProcureNet and Fisher shall (and shall cause other members of its Group to) afford to each other party and its authorized accountants, counsel and other designated representatives reasonable access and duplicating rights (all such duplicating costs to be borne by the requesting party) during normal business hours, subject to appropriate restrictions for classified, privileged or confidential information, to the Books and Records of such party and each other member of such party's Group relating to periods prior to the Spinoff Date, but only to the extent such Books and Records relate to the requesting party's business and affairs.

           Section 5.02. Reimbursement. Except to the extent otherwise specifically contemplated by this Agreement or any Ancillary Agreement, a party providing Books and Records to any other party (or such party's representatives) under this Article V shall be entitled to reimbursement from such other party, upon the presentation of invoices therefor, for all costs and expenses reasonably incurred in providing such Books and Records.

           Section 5.03. Confidentiality. (a) Each of the ProcureNet Group and the Fisher Group shall not (and shall cause its advisors and other representatives not to) use or permit the use of, and shall hold (and shall cause its advisors and other representatives to hold), in strict confidence, all information concerning the other Group in its possession, custody or control to the extent such information relates to the periods prior to the Spinoff Date, relates to any Ancillary Agreement, or is obtained in the course of performing services for the other Group pursuant to any Ancillary Agreement. Neither the ProcureNet Group nor the Fisher Group shall (and each shall cause its advisors and other representatives not to) otherwise release or disclose such information to any other Person, without the prior written consent of the other Group, unless compelled to disclose such information by judicial or administrative process or unless such disclosure is required by Law and such Group has used commercially reasonable efforts to consult with the other affected party or parties prior to such disclosure.

           (b) To the extent that a party hereto is compelled by judicial or administrative process to disclose such information under circumstances in which any evidentiary privilege would be available, such party agrees to assert such privilege in good faith prior to making such disclosure. Each of the parties shall consult with each relevant other party in connection with any such judicial or administrative process, including in determining whether any privilege is available, and shall not object to each such relevant party and its counsel participating in any hearing or other proceeding (including any appeal of an initial order to disclose) in respect of such disclosure and assertion of privilege.

           (c) Notwithstanding anything in this Section 5.03 to the contrary, no party shall be prohibited from using or permitting the use of, or required to hold in confidence, any information to the extent that (i) such information has been or is in the public domain through no fault of such party, (ii) such information is, after the Spinoff Date, lawfully acquired from other sources by such party, or (iii) this Agreement or any Ancillary Agreement permits the use or disclosure of such information by such party.

           Section 5.04. Witness Services. At all times from and after the Spinoff Date, each of ProcureNet and Fisher shall use its reasonable efforts to make available to the other party's Group, upon reasonable written request, the officers, directors, employees and agents of members of its Group for fact finding, consultation or interviews and as witnesses to the extent that (i) such persons may reasonably be required in connection with the prosecution or defense of any action in which the requesting party or any member of its Group may from time to time be involved, and (ii) there is no conflict in the action between the requesting party or any member of its respective Group and the party to which a request is made pursuant to this Section 5.04 or any member of such party's Group. Except as otherwise agreed, a party providing witness services to any other party under this Section 5.04 shall be entitled to reimbursement from the recipient of such services, upon the presentation of invoices therefor, for reasonable costs and expenses incurred in connection with providing such witness services (including travel expenses and attorneys' fees and expenses for such witnesses, but not salary expenses). For purposes of this Section 5.04, "action" means any action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or any arbitration tribunal.

           Section 5.05. Retention of Books and Records. Except when a longer period is required by Law or is specifically contemplated elsewhere in this Agreement or by any Ancillary Agreement, each party shall, and shall cause the other members of its Group to, retain until the seventh anniversary of the Spinoff Date, all material information (including all material Books and Records) relating to the other Group and the other Group's operations and businesses prior to the Spinoff Date; provided that all material information (including all material Books and Records) relating to Tax matters shall be retained until the tenth anniversary of the Spinoff Date. Notwithstanding the foregoing, prior to the termination of such periods any party hereto may offer, and after the termination of such periods each party hereto shall offer, in writing to deliver to the other parties all or a portion of such information as it relates to members of the offering party's Group and, if such offer is accepted in writing within 90 days after receipt thereof, the offering party shall promptly arrange for the delivery of such information (or copies thereof) to each accepting party (at the expense of such accepting party). If such offer is not so accepted, the offered information may be destroyed or otherwise disposed of by the offering party at any time thereafter.

           Section 5.06. Privileged Matters. (a) Each party shall, and shall cause the other members of its Group to, use its reasonable efforts to maintain, preserve, protect and assert all privileges including all privileges arising under or relating to the attorney-client relationship (including the attorney-client and attorney work product privileges), that relate directly or indirectly to any member of any other Group for any period prior to the Spinoff Date ("Privilege" or "Privileges"). Each party shall use its reasonable efforts not to waive, or permit the other members of its Group to waive, any such Privilege that could be asserted under applicable Law without the prior written consent of the other parties. With respect to each party, the rights and obligations created by this Section 5.06 shall apply to all information as to which a member of its Group did assert or, but for the Spinoff, would have been entitled to assert the protection of a Privilege ("Privileged Information"), including any and all information that (i) was generated or received prior to the Spinoff Date but which, after the Spinoff, is in the possession of a member of the other Group, or (ii) is generated or received after the Spinoff Date but refers to or relates to Privileged Information that was generated or received prior to the Spinoff Date.

           (b) Upon receipt by a party or any member of its Group of any subpoena, discovery or other request that arguably calls for the production or disclosure of Privileged Information, or if a party or any member of its Group obtains knowledge that any current or former employee of such party or any member of its Group has received any subpoena, discovery or other request which arguably calls for the production or disclosure of Privileged Information, such party shall promptly notify the other parties of the existence of the request and shall provide the other parties a reasonable opportunity to review the information and to assert any rights it may have under this Section 5.06 or otherwise to prevent the production or disclosure of Privileged Information. No party shall, or shall permit any member of its Group to, produce or disclose any information arguably covered by a Privilege under this Section 5.06 unless (i) each other party has provided its express written consent to such production or disclosure, or (ii) a court of competent jurisdiction has entered an order which is not then appealable or a final, nonappealable order finding that the information is not entitled to protection under any applicable privilege (it being understood that the parties not providing their consent to the production or disclosure of such information shall bear the costs and expenses incident to such court proceedings).

           (c) The parties understand and agree that the transfer of any Books and Records or other information between members of the ProcureNet Group, on the one hand, and members of the Fisher Group, on the other hand, including pursuant to any Ancillary Agreement, shall be made in reliance on the agreements of ProcureNet and Fisher, as set forth in Section 5.03 and this Section 5.06, to maintain the confidentiality of Privileged Information and to assert and maintain all applicable Privileges. The Books and Records being transferred pursuant to this Agreement or any Ancillary Agreement, the access to information being granted pursuant to Section 5.01 or any Ancillary Agreement, the agreement to provide witnesses and individuals pursuant to
Section 5.04 and the transfer of Privileged Information to any party pursuant to this Agreement shall not be deemed a waiver of any Privilege that has been or may be asserted under this Section 5.06 or otherwise.


                                   ARTICLE VI

                                    INSURANCE

           Section 6.01. General. Except as otherwise agreed by the parties, all policies of liability, fire, workers' compensation and other forms of insurance insuring the ProcureNet Assets and ProcureNet Business shall be maintained by Fisher until the Spinoff Date, unless ProcureNet shall have earlier obtained appropriate coverage. Fisher shall, if so requested by ProcureNet, use reasonable efforts to assist ProcureNet in obtaining such insurance coverages in such amounts as are agreed upon by the parties. Following the Spinoff Date, each of the parties shall cooperate with and assist the other party in the prevention of conflicts or gaps in insurance coverage and/or collection of proceeds.

           Section 6.02. Treatment of Reserves. On or before the Spinoff Date, Fisher shall transfer to ProcureNet all reserves for ProcureNet Liabilities relating to ProcureNet Uninsured Retentions. ProcureNet and Fisher shall cooperate and take all such actions as may be necessary in connection with the allocation of uninsured retentions.

           Section 6.03. Uninsured Retentions; Claims Management. (a) ProcureNet shall be responsible for payment of all ProcureNet Liabilities (including, if required, for the negotiation and posting of any bond or collateral guaranteeing payment to insurance carriers or Persons with indemnification or reimbursement obligations) relating to ProcureNet Uninsured Retentions. Within 60 days following receipt from Fisher or an insurance carrier (in which case ProcureNet shall promptly notify Fisher of such receipt) of an invoice with supporting documentation evidencing payment of such ProcureNet Liabilities by Fisher or such insurance carrier, ProcureNet shall reimburse Fisher or such insurance carrier for such payment.

           (b) Fisher shall have claims' management responsibility and settlement authority, in accordance with established claim procedures with applicable insurance carriers, for all claims to the extent such claims relate to any Liability of Fisher; provided that if any such claim involves ProcureNet Uninsured Retentions Fisher may settle such claim only with the prior agreement of ProcureNet (which agreement shall not be unreasonably withheld). In connection with such claims' management, ProcureNet shall cooperate with Fisher and provide to Fisher any applicable insurance information in ProcureNet's possession required for Fisher to present claims for payment to the appropriate insurance carrier or carriers.

           (c) ProcureNet shall have claims' management responsibility and settlement authority, in accordance with established claims procedures with applicable insurance carriers, for all claims to the extent such claims relate to ProcureNet Liabilities; provided that if any such claim involves Fisher Uninsured Retentions ProcureNet may settle such claim only with the prior agreement of Fisher (which agreement shall not be unreasonably withheld). In connection with such claims' management, Fisher shall cooperate with ProcureNet and provide to ProcureNet any applicable insurance information in Fisher's possession required for ProcureNet to present claims for payment to the appropriate insurance carrier or carriers.

           (d) On or promptly following the Spinoff Date, members of the Fisher Group shall turn over to ProcureNet all of their files on insured claims relating to ProcureNet Liabilities.

           Section 6.04. Directors' and Officers' Insurance. ProcureNet shall use its best efforts to procure and maintain directors' and officers' liability insurance coverage at least equal to Fisher's current directors' and officers' liability insurance coverage for the directors and officers of the ProcureNet Group at the Spinoff Date for such persons' acts as directors or officers of members of the ProcureNet Group for periods on and after the Spinoff Date.

                                   ARTICLE VII

                                 INDEMNIFICATION

           Section 7.01. Indemnification by ProcureNet. Except and to the extent otherwise specifically contemplated by any Ancillary Agreement, ProcureNet shall indemnify, defend and hold harmless the Fisher Indemnitees from and against any and all Losses of the Fisher Indemnitees arising out of, by reason of or otherwise in connection with (i) any ProcureNet Liability, or (ii) any breach by any member of the ProcureNet Group of any provision of this Agreement or any Ancillary Agreement.

           Section 7.02. Procedures for Indemnification. (a) As promptly as practicable after receipt by an Indemnified Party of notice of any Loss in respect of which ProcureNet may be liable under this Article VII, the Indemnified Party shall give notice thereof (the "Indemnification Notice") to ProcureNet. The Indemnification Notice shall state the reason for the indemnification claim and (if known) the amount or estimate of the amount that may be due under this Article VII, and shall provide relevant documentary or other evidence regarding such claim and the proposed indemnification amount. The failure of any Indemnified Party to give such notice shall not relieve ProcureNet of its indemnification obligations under this
Article VII, except to the extent such failure results in a lack of actual notice to ProcureNet and ProcureNet is materially prejudiced as a result of failure to receive such notice. Within 60 days of receipt of an Indemnification Notice in accordance with this Section 7.02(a), ProcureNet shall deliver to the Indemnified Party a notice of its acceptance of or disagreement with such indemnification claim.

      (b) In the case of any claim asserted by a third party (including any Governmental Authority), the Indemnified Party shall (i) notify ProcureNet of such claim within 30 days of receipt of such claim (but at least 15 days prior to the expiration of the period during which the defendant may assert its defense, if such period expires earlier), it being understood that the failure to give such notice shall not relieve ProcureNet of its indemnification obligations under this Article VII, except to the extent such failure results in a lack of actual notice to ProcureNet and ProcureNet is materially prejudiced as a result of failure to receive such notice, and (ii) permit ProcureNet, at its option and expense, to take over and assume the defense of any such claim by counsel satisfactory to the Indemnified Party and to settle or otherwise dispose of the same; provided that if ProcureNet does so take over and assume the defense, (x) the Indemnified Party may at its discretion at all times participate, at its own expense, in such defense by counsel of its own choice, and (y) ProcureNet shall, at all times and to the maximum extent possible, keep the Indemnified Party informed of the status of such claim and the proceedings related thereto; provided, further, that ProcureNet shall not be entitled to assume the defense of any such third-party claim (and shall be liable for reasonable fees and expenses of counsel to the Indemnified Party for defending such claim) if, in the Indemnified Party's reasonable judgment, a conflict of interest exists between the Indemnified Party and ProcureNet in respect of such claim. ProcureNet shall not, in defense of any such claim, except with the prior written consent of the Indemnified Party, enter into any settlement that does not include, as an unconditional term thereof, the giving by the claimant or plaintiff in question to the Indemnified Party and all other Fisher Indemnitees a release of all liabilities in respect of such claims. If ProcureNet does not accept the defense of any claim within 30 days of delivery of the notice, the Indemnified Party shall have the right to defend against any such claim by counsel of its own choice and shall be entitled to settle or agree to pay in full such claim or demand; provided that if an Indemnified Party does so take over and assume the defense, the Indemnified Party shall, at all times and to the maximum extent possible, keep ProcureNet informed of the status of such claim and the proceedings related thereto.

           Section 7.03. Adjustments for Insurance Proceeds. If Losses by an Indemnified Party are covered by an insurance policy or by an indemnification or reimbursement obligation of another Person, the Indemnified Party shall use commercially reasonable efforts to collect insurance or indemnity or reimbursement payments with respect thereto.

If the Indemnified Party recovers such insurance proceeds or indemnity or reimbursement payments prior to being indemnified and held harmless by ProcureNet with respect to such Losses, the payment made by ProcureNet with respect to such Losses shall be reduced by the net amount of insurance proceeds or indemnity or reimbursement payments received by the Indemnified Party, less reasonable attorneys' fees and other expenses incurred in connection with such recovery. If the Indemnified Party recovers such insurance proceeds or indemnity or reimbursement payments after being indemnified and held harmless by ProcureNet with respect to such Losses, the Indemnified Party shall pay to ProcureNet the net amount of insurance proceeds or indemnity or reimbursement payments (less reasonable attorney's fees and other expenses incurred in connection with such recovery) received by the Indemnified Party.

           Section 7.04. Contribution. To the extent that any indemnification provided for under Section 7.01 is unavailable to an Indemnified Party or is insufficient in respect of any Losses of such Indemnified Party, then ProcureNet in lieu of indemnifying such Indemnified Party thereunder, in order to provide for just and equitable contribution, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of ProcureNet on the one hand and the Indemnified Party on the other hand in connection with the action, inaction, statement or omission or alleged action, inaction, statement or omission that resulted in such Losses as well as any other relevant equitable considerations.

           Section 7.05. Remedies Cumulative. The remedies provided in this
Article VII shall be cumulative and shall not preclude assertion by any Indemnified Party of any other rights or the seeking of any and all other remedies against ProcureNet.

                                  ARTICLE VIII

                                  MISCELLANEOUS

           Section 8.01. Termination. This Agreement may be abandoned at any time prior to the Spinoff by and in the sole discretion of Fisher without the approval of ProcureNet. In the event of such termination, no party shall have any liability of any kind to the other party or any other Person. After the Spinoff Date, this Agreement may be terminated only by the written agreement of each of the parties hereto.

           Section 8.02. Expenses. Except as specifically contemplated elsewhere in this Agreement or by any Ancillary Agreement, Fisher shall bear and pay all fees, costs and expenses incurred in connection with the Spinoff and the consummation of the transactions contemplated hereby.

           Section 8.03. Notices. All notices, consents, requests, instructions, approvals and other communications provided for in this Agreement shall be in writing and shall be deemed validly given upon personal delivery or one day after being sent by overnight courier service or by telecopy (so long as for notices or other communications sent by telecopy, the transmitting telecopy machine records electronic confirmation of the due transmission of the notice), at the following address or telecopy number, or at such other address or telecopy number as a party may designate to the other parties:

           If to ProcureNet, to:

                2 Madison Road
                Fairfield, New Jersey  07004-2381
                Telecopy:  973-575-5467
                Attention: Corporate Secretary

           with a copy to:

                Liberty Lane
                Hampton, New Hampshire  03842
                Telecopy:  603-926-5911
                Attention:  Corporate Secretary


           If to Fisher, to:

                Liberty Lane
                Hampton, New Hampshire  03842
                Telecopy:  603-926-5911
                Attention:  General Counsel

           Section 8.04. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of laws provisions thereof.

           Section 8.05. Choice of Forum. Each of the parties hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of New Hampshire and the Federal courts of the United States of America located in the State of New Hampshire solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waives, and agrees not to assert, as a defense in any action, suit, or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit, or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appro-priate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a court. Each of the parties hereby consents to and grants any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.03 in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

           Section 8.06. Amendments; Waivers, etc. (a) Subject to Section 3.02, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by an instrument in writing, signed by the party against which enforcement of such amendment, discharge, waiver or termination is sought.

           (b) No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by law.

           Section 8.07. Assignment. This Agreement shall not be assignable or otherwise transferable by a party without the prior consent of the other parties, and any attempt to so assign or otherwise transfer this Agreement without such consent shall be void and of no effect. This Agreement shall be binding upon the respective successors and assigns of the parties hereto.

           Section 8.08. Third Party Beneficiaries. Except as provided in
Article VII hereof (relating to Fisher Indemnitees), nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

           Section 8.09. Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties hereto to the maximum extent possible. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that pro vision, in any other jurisdiction.

           Section 8.10. Section Headings. The article and section headings of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

           Section 8.11. Integration. This Agreement, including the Schedules and Exhibits hereto, and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement of the parties and supersede any and all prior agreements, arrangements and understandings relating to the subject matters hereof and thereof.

           Section 8.12. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

           Section 8.13. Coordination with Tax Sharing Agreement. To the extent that there is any inconsistency between the terms of this Agreement and the Tax Sharing Agreement as to any Tax matter, the terms of the Tax Sharing Agreement shall prevail.

           IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                            FISHER SCIENTIFIC INTERNATIONAL INC.




                                            By
                                              ----------------------------------
                                              Name:
                                              Title:


                                            PROCURENET, INC.

                                            By
                                              ----------------------------------
                                              Name:
                                              Title:

                                                               Schedule I
                                                                  to
                                                          Distribution Agreement



                                PROCURENET ASSETS


A. All of the capital stock of each of SPS and SCS and 73.15% of the capital stock of SSI.

B.    The assets of ECD as listed in Annex A to this Schedule I.

C.    Rights under the agreements listed in Annex B to this Schedule I.

D. The assets reflected on the audited balance sheet of the ProcureNet Business as at December 31, 1998 (other than the assets disposed of in the ordinary course of business).

E. Assets acquired by Fisher or its Subsidiaries from December 31, 1998 to the close of business on the Spinoff Date that are of a type or nature that would have resulted in such assets being included as an asset on the audited balance sheet of the ProcureNet Business as at December 31, 1998 had such assets been acquired on or prior to December 31, 1998, determined on a basis consistent with the determination of assets included on the audited balance sheet of the ProcureNet Business as at December 31, 1998.

F. All of the assets, properties and rights expressly allocated to members of the ProcureNet Group under this Agreement or any of the Ancillary Agreements.

                                                             Schedule II
                                                                   to
                                                          Distribution Agreement



                             PROCURENET LIABILITIES


A. The Liabilities reflected on the audited balance sheet of the ProcureNet Business as at December 31, 1998, including the notes thereto.

B. The Liabilities incurred in the conduct or operation of the ProcureNet Business or the ownership or use of the ProcureNet Assets, whether arising before, at or after the Spinoff.

C.    The Liabilities of ECD as listed in Annex A to Schedule I.

D. The Liabilities of Fisher with respect to the purchase of SSI including Fisher's Liabilities under the Stockholders Agreement, dated as of June 10, 1998, by and among Fisher and the parties identified therein.

E.    Obligations and commitments under the agreements listed in Annex B to
      Schedule I.

F.    The Liabilities arising under or in connection with the Information
      Statement.

G. Liabilities of ProcureNet or any of its Subsidiaries arising under this Agreement or any of the Ancillary Agreements.

                                      II-1